Exhibit 24.1

KPMG

           KPMG LLP
           Chartered Accountants
           Box 10426 777 Dunsmuir Street              Telephone (604) 691-3000
           Vancouver BC V7K  1K3                        Telefax (604) 691-3031
           Canada                                                  www.kpmg.ca

Mr. Ed Renyk
President
Naptau Gold Corporation
5391 Blundell
Richmond BC  V7C 1H3

June 2, 1999

Dear Mr. Renyk

Please be advised that we decline to stand for re-appointment as auditors of Naptau Gold Corporation (the "Company").

We recommend that you seek legal advice to ensure all relevant legal, statutory and regulatory requirements are met.

Yours very truly


/s/ D. C. Peniuk

D.C. Peniuk
 Partner
(604) 691-3105

DCP:cec/83 185

cc   Board of Directors

            KPMG LLP, a Canadian owned limited liability partnership
                     established under the laws of Ontario,
             is a member of KPMG International, a Swiss association